EXHIBIT 99.1

21ST CENTURY HOLDING COMPANY REJECTS HOMEOWNERS CHOICE PROPOSAL AS NOT IN BEST INTERESTS OF SHAREHOLDERS

21st Century Announces $4 Million Stock Buyback Program

Receives OIR Approval To Assume Up To 45,000 Policies From Citizens

Lauderdale Lakes, Florida (October 29, 2009) – 21st Century Holding Company (Nasdaq: TCHC) today announced that its Board of Directors, after careful consultation with its financial advisors and legal counsel, has unanimously determined that the unsolicited proposal by Homeowners Choice, Inc. (Nasdaq: HCII) to acquire all outstanding shares of 21st Century common stock for approximately $5.30 per share in cash and stock is wholly inadequate and not in the best interest of the company's shareholders.

"We believe the proposal substantially undervalues the assets and earnings potential of 21st Century," said Bruce Simberg, Chairman of the Board of Directors.  "The proposal does not take into account the premium growth initiatives that the company has already started to implement, including our recently announced premium rate increases, our continued multi-state diversification into additional lines of insurance, and our improved investment portfolio management, which we expect will result in sustainable future profits.  We are pleased to also announce that we have recently received approval from the Florida Office of Insurance Regulation to assume up to 45,000 additional policies from Citizens Property Insurance Corporation, with no more than 15,000 during the month of December. We strongly believe that our standalone strategic plan offers greater value for our shareholders."

In reaching its conclusion, 21st Century’s Board of Directors thoroughly reviewed and carefully considered the proposal with its independent financial advisors and legal counsel.   The Board of Directors unanimously concluded that the proposal fails to be competitive with the strategic plan and initiatives the company has developed to generate significant growth in top-line revenue and bottom-line net income, which it believes will increase value for the company's shareholders.

The company also announced today that its Board of Directors has unanimously approved a stock repurchase program that authorizes the purchase by the company in the open market, from time to time, of up to $4 million worth of the company’s common stock.

Michael H. Braun, Chief Executive Officer of 21st Century Holding Company said, “We believe that today’s announcement of a share repurchase delivers significant value to shareholders and demonstrates the Board’s confidence in the company’s future performance.  We are facing a difficult economic environment that is affecting the industry as a whole.  21st Century, despite improved gross written premium and improved investment income and gains, still faces some challenges that will affect profitability in the near-term due to reinsurance costs and wind mitigation credits.  While 21st Century will not report profits in the 3rd or 4th quarters of 2009, we anticipate returning to profitability thereafter.  We believe that pursuing 21st Century's existing strategic growth plan will enable our shareholders to realize the inherent value of the company.”

Following is the text of a letter from Mr. Simberg to Homeowners Choice Board Chairman Paresh Patel, communicating the decision of the Company's Board of Directors:

October 29, 2009

Mr. Paresh Patel
Chairman of the Board
Homeowners Choice, Inc.
2340 Drew Street, Suite 200
Clearwater, FL  33765

Dear Mr. Patel:

This letter constitutes a response from the Board of Directors of 21st Century Holding Company to your unsolicited proposal in your letter to me dated October 12, 2009.

The Board noted that your letter is expressly not an offer, but is only a preliminary, non-binding indication of interest in exploring a merger of 21st Century with Homeowners Choice.   Notwithstanding the non-binding and preliminary nature of your proposal, the 21st Century Board has thoroughly and carefully assessed and examined all aspects of your proposal with the assistance of and consultation with an independent financial adviser engaged expressly for this purpose, as well as outside legal counsel.

The 21st Century Board has unanimously concluded that your proposal is inadequate and not in the best interests of 21st Century shareholders.   In reaching this conclusion, the Board reviewed – among other items – the standalone strategic growth plan implemented this year to enhance shareholder value.   The Board has determined that your proposal does not compare favorably to the inherent value of 21st Century or to its strategic growth plan to increase value for its shareholders.  The Board is cognizant of its fiduciary duties to the shareholders, and such duties do not require the company to engage in a process to sell itself to an unsolicited opportunistic bidder.

I appreciate that you recognize the tremendous value inherent in 21st Century, which is not currently reflected in the market price of our common stock.   You are correct in noting that 21st Century has a growth strategy and a broad array of licenses outside of Florida that offer attractive growth opportunities.   As you know, 21st Century is a seasoned company with an 11-year track record as a public company, with a sound business model and strategic plan.  As you may also be aware, 21st Century expects significant revenue growth in 2010, with recent approvals from the Florida Office of Insurance Regulation for an approximately nineteen percent (19%) premium rate increase statewide for our homeowner's program with the state of Florida commencing on certain policies on November 1, 2009, and to assume up to an additional 45,000 policies from Citizens Property Insurance Corporation.  21st Century is proud to have partnered with over 300 independent agents in the state of Florida that actively sell and service our products, as well as 9 general agents in multiple states.  In addition, there are 3,100 agents in Florida that are appointed to service our takeout policies from Citizens. 21st Century has improved its investment portfolio management with a new team of professional independent advisers this past year and has a strong, highly liquid balance sheet.

By contrast, our impression of Homeowners Choice is quite different.  Homeowners Choice is only writing property and casualty insurance in the state of Florida.  Homeowners Choice, as only a two-year old company, is untested against an active wind season in Florida.  Combining with Homeowners Choice would be a strategic step backwards for 21st Century, which has been and continues to diversify its business lines and geographic markets.

We believe this is simply an opportunistic attempt to acquire 21st Century's valuable licenses and portfolio and enhance Homeowners Choice’s balance sheet at the expense of 21st Century's shareholders.  While it may be beneficial for Homeowners Choice shareholders for the company to cheaply acquire 21st Century's licenses for auto and general liability insurance and licenses to write business in states outside of Florida, the combination does not add strategic value or diversification for 21st Century shareholders.

Even if there were a potential compelling strategic merit to a proposed combination of the two businesses from 21st Century's standpoint, the financial terms you contemplate were found to be wholly inadequate by the Board of Directors.

The cash portion of the purchase price you propose is only $1 per share.   Ignoring Homeowners Choice's assets, we note that 21st Century has sufficient unrestricted cash on its own balance sheet to fund that portion of the purchase price, so it is no wonder that the proposed offer contains no financing contingency.  You are effectively asking 21st Century shareholders to finance the cash portion of the sale from their company's own assets.   21st Century is today announcing a $4 million stock repurchase program (approximately 10% of our market capitalization) in order to provide similar value directly to our own shareholders.

Your proposal contemplates that 80% of the consideration to be paid to 21st Century shareholders would be in the form of Homeowners Choice common stock, at an exchange rate of 0.5 share of Homeowners Choice per one share of 21st Century.   Based on the assumption in your proposal of a market price of $8 per share for Homeowners Choice stock, that values 21st Century at approximately $40 million, or roughly $5.30 per share.   That is 52% below the $9.68 book value per share of 21st Century common stock as of June 30, 2009, and well below valuations reviewed by the 21st Century Board of Directors on a variety of financial analyses presented by the Board's independent financial adviser.

In addition, Homeowners Choice stock is highly volatile.  Homeowners Choice stock currently trades at a premium to the industry multiples, in excess of its book value, near its 52 week high, and is up over 70% in the last six months.  Any value contained within this proposal is highly contingent on the ability of Homeowners Choice to maintain its relatively high stock price, which would present a risk to 21st Century shareholders.   While I respect your desire to stabilize and grow your company, it should not come at the expense of 21st Century's shareholders.

In light of the above considerations and others, following discussions at length with outside financial advisors and legal counsel, the Board of Directors of 21st Century unanimously determined that the unsolicited proposal of Homeowners Choice is wholly inadequate and not in the best interests of the shareholders of 21st Century.  The Board is convinced that pursuing 21st Century's existing strategic growth plan will enable 21st Century's shareholders to realize the inherent value of 21st Century.   The Board of Directors declines the opportunity to engage in discussions at this time, and frankly, does not believe the investment of further resources at this time would be productive.

On behalf of the Board of Directors,

/s/ Bruce Simberg
Bruce Simberg,
Chairman of the Board

About 21st Century Holding Company
21st Century Holding Company (the "Company"), through its subsidiaries, underwrites commercial general liability insurance, homeowners' property and casualty insurance, flood insurance, personal automobile insurance and commercial automobile insurance in the State of Florida. The Company underwrites general liability coverage as an admitted carrier in the states of Alabama, Louisiana and Texas for more than 300 classes of business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, California, Georgia, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offering the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies. For more information please visit www.21stcenturyholding.com.

21st Century Advisers
Hyde Park Capital Partners, LLC is acting as a financial adviser to the Company.  Akerman Senterfitt is acting as legal counsel to the Company.

Forward-Looking Statements
Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the success of the Company's new premium growth initiatives; its ability to successfully market and sell new insurance products; its ability to sells its insurance products in new geographic markets and increase sales in existing markets; changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida which affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; the Company's ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the success of the Company's stock repurchase plan in improving shareholder value; outcome of litigation pending against the Company or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of the Company's business;  dependence on investment income and the Company's ability to improve the yields received from its investment portfolio; the adequacy of the Company's liability for loss and loss adjustment expense; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by us in our filings with the SEC, including, but not limited to, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Contacts:
Media
The Abernathy MacGregor Group
Chuck Burgess, Mike Pascale or Carina Davidson
(212) 371-5999

Investors
21st Century Holding Company
Becky Campillo
(954) 308-1257